Exhibit 99.1

NEWS BULLETIN

FOR FURTHER INFORMATION

AT iVOW:	AT FINANCIAL RELATIONS BOARD:

Michael H. Owens, MD, MPH, FACPE, CPE	Tony Rossi
President & CEO	Media Contact
mowens@ivow.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 854-8317

For Immediate Release

iVOW ANNOUNCES CLOSING OF PRIVATE PLACEMENT

Financing enables Company to satisfy Nasdaq stockholders’ equity requirement for continued listing

CARLSBAD, CA, July 27, 2005 — iVOW, Inc. (NASDAQ: IVOW), today announced that it has completed a private placement of common stock and warrants to selected institutional and accredited investors.  Dawson James Securities acted as the exclusive financial advisor to, and as sole placement agent for, iVOW.

In the private placement, the Company sold 8.33 million Units at a purchase price of $0.30 per Unit, with each Unit consisting of one share of common stock and a warrant to purchase one share of common stock, for aggregate gross proceeds of approximately $2.5 million, or $2.2 net of expenses.  The warrants have an exercise price of $0.30 per share and have a term of five years.

The Company’s stockholders approved the private placement at an annual meeting of stockholders held on July 19, 2005.  The Company has agreed to file a registration statement covering the shares of common stock and the common stock underlying the warrants sold in the private placement on or before September 9, 2005.

The Company intends to use the net proceeds of the private placement for development and expansion of its Obesity Surgery Management Services business, including working capital, funding of anticipated operating losses, infrastructure development, expenses associated with marketing efforts and payment of corporate overhead.  In addition, the Company intends to use $126,406 of the proceeds in connection with the exchange of 826,447 shares of Series A Preferred Stock for 1,246,086 Units and 526,447 shares of common stock.  As a result of this exchange, the Company will have no outstanding shares of Series A Preferred Stock.  The Company may also use a portion of the proceeds, currently intended for general corporate purposes, to invest in acquisitions, joint ventures or other collaborative arrangements, or to invest in or acquire products or services.

With the completion of the private placement, the Company believes it has regained compliance with the stockholders’ equity requirement of the Nasdaq SmallCap Market for continued listing.  The Nasdaq Stock Market, however, will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report (due November 14, 2005 for the quarter ending September 30, 2005) the Company does not evidence compliance, it may be subject to delisting.

President and Chief Executive Officer of iVOW Dr. Michael Owens, said,  “We are very pleased to have completed this private placement which not only provides us with the necessary capital to continue development of our Company’s business in the disease state management of morbid obesity, but also allows us to regain compliance with the Nasdaq SmallCap Market stockholders’ equity requirement.”

iVOW

The Company is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients.  We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is the new corporate name of Vista Medical Technologies, Inc.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: our efforts to maintain compliance with the continued listing requirements of the Nasdaq SmallCap Market; our ability to raise additional capital to fund our operations and execute our business plan; our ability to penetrate the market for obesity surgery management services; and customer acceptance of our products and services.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and our most recent quarterly report on form 10-QSB. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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